Exhibit 4.2

                          CERTIFICATE OF DESIGNATION OF
                        SPECIAL VOTING PREFERRED STOCK OF
                        APPLIED CELLULAR TECHNOLOGY, INC.
                   (Pursuant to Section 351.180 of The General
                    and Business Corporation Law of Missouri)

     Applied Cellular Technology, Inc., a corporation organized and existing under The General and Business Corporation Law of Missouri (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article Three of the Corporation's Restated Articles of Incorporation, as amended, the following resolution was adopted by the Board of Directors of the Corporation pursuant to Section 351.180 of The General and Business Corporation Law of Missouri:

     That of the 5,000,000 shares of the Corporation's Preferred Stock (par value $10.00 per share), the Corporation is authorized to issue, one share which is hereby designated as the Corporation's Special Voting Preferred Stock (the "Special Preferred Stock"), with the rights and preferences set forth below.

     1. Dividends. The holder of the Special Preferred Stock shall not be entitled to receive any dividends.

     2.  Voting Rights.

     Pursuant to the terms of a certain Combination Agreement dated as of May 15, 1998, Commstar Ltd., a corporation organized under the laws of Ontario, Canada ("Commstar"), will be reorganized to become a wholly-owned subsidiary of the Corporation (the "Combination Agreement"). The terms of the Combination Agreement provide for the current holders of Commstar common shares to exchange such shares for a new class of stock of Commstar (the "Exchangeable Shares") which will entitle the holders thereof to dividends and other rights equivalent to those of the holders of the Corporation's Common Stock, and through a voting trust, the right to vote at meetings of the holders of the Corporation's Common Stock in accordance with the terms of a Voting and Exchange Trust Agreement (the "Voting and Exchange Trust Agreement") to be entered into among the Corporation, Commstar and the Montreal Trust Company of Canada (the "Trustee"). In addition, the Combination Agreement contemplates that one share of the Corporation's Special Preferred Stock will be issued to the Trustee under the terms of the Voting and Exchange Trust Agreement.

     Except as otherwise provided by law, the Special Preferred Stock shall have the number of votes equal to the number of outstanding Exchangeable Shares from time to time, which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control with the Corporation, for all corporate purposes. For the purposes herein, "control" (including the correlative terms "controlled by" and "under common control with") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of that person through the ownership of voting securities, by control or otherwise. In respect of all matters concerning the voting of shares, the holders of the Common Stock and the Special Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects except as otherwise provided herein.

     3.  Redemption.   The  share  of  Special  Preferred  Stock  shall  not  be
redeemable.

     4. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the share Special Preferred Stock shall not be entitled to receive any of the assets of the Corporation available for distribution to its stockholders.

     5. Cancellation. At such time as there are no Exchangeable Shares outstanding which are not owned by the Corporation or any of its subsidiaries or any person directly or indirectly controlled by or under common control with the Corporation and there are no shares of stock, debt, options or other agreements of Commstar which could give rise to the issuance of any Exchangeable Shares of Commstar to any person (other than the Corporation or any of its subsidiaries or any person directly or indirectly controlled by or under common control with the Corporation), the Special Preferred Stock will be canceled without any further action by the holder thereof or by the Corporation.